UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2024

ASTRONICS CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-7087	16-0959303
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
130 Commerce Way East Aurora, New York	14052
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (716) 805-1599
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value per share	ATRO	NASDAQ Stock Market
Securities registered pursuant to Section 12(g) of the Act: None
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.
(b), (c) and (e) On October 15, 2024, Astronics Corporation (the “Company”) announced that David C. Burney has provided notice to the Board of Directors of the Company (the “Board”) on October 11, 2024 that he will be retiring from his position as Executive Vice President, Chief Financial Officer and Treasurer of Company effective as of January 3, 2025. In connection therewith, the Company also announced that, on October 11, 2024, the Board appointed Nancy L. Hedges to the position of Chief Financial Officer effective as of January 4, 2025. In connection with this appointment, Ms. Hedges will also begin to serve as the Company’s principal financial officer and continue to serve as the Company’s principal accounting officer.
Ms. Hedges, age 50, has served as Corporate Controller and principal accounting officer of the Company since 2014. Prior to her position with the Company, she served as Director of Accounting and External Reporting at Dayco, LLC (formerly Mark IV Industries, Inc.) from May 2008 to November 2014. Ms. Hedges is a CPA and also has over twelve years of accounting experience from her time at PricewaterhouseCoopers LLP in its Accounting and Business Advisory Services practice. No family relationships exist between Ms. Hedges and any of the Company’s directors or other executive officers. There are no other arrangements between Ms. Hedges and any other person pursuant to which Ms. Hedges was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Ms. Hedges has a material interest subject to disclosure under Item 404(a) of Regulation S-K.
As of the filing of this Current Report on Form 8-K, the Compensation Committee of the Board and the Board have not determined any changes to the compensation of Ms. Hedges in connection with her new appointment. The Company will provide this information by filing an amendment to this Current Report on Form 8-K should that be required.
In connection with Mr. Burney’s announcement of his intent to retire, the Company and Mr. Burney entered into a Transition and Retirement Agreement (the “Transition Agreement”) on October 11, 2024. Under the terms of the Transition Agreement, Mr. Burney agrees (i) to serve as Executive Vice President, Chief Financial Officer and Treasurer of the Company until his retirement on January 3, 2025 and (ii) to provide transition assistance and be available to answer questions to the Company’s successor Chief Financial Officer. Subject to Mr. Burney remaining employed by the Company in good standing through January 3, 2025 and Mr. Burney’s execution and non-revocation of a separation and release agreement that provides for a general release of claims in favor of the Company, subject to certain customary exclusions, the Transition Agreement also provides that (i) Mr. Burney will remain eligible for an annual bonus for the Company’s 2024 fiscal year, but will not be eligible for an annual bonus for the Company’s 2025 fiscal year, (ii) the performance-based restricted stock units awarded to Mr. Burney in calendar years 2023 and 2024 will become vested in full upon his retirement and remain outstanding and eligible to be earned based upon achievement by the Company of the performance criteria for each such award for the relevant performance period, (iii) certain vested unexercised stock options held by Mr. Burney as of the date of his retirement will remain outstanding and exercisable until the earlier of (a) the original expiration date for the applicable stock option or (b) the tenth anniversary of the date of grant for the applicable stock option, and (iv) the early retirement decrement provided for under the terms of the Company’s Supplemental Retirement Plan, II (the “SERP II”) will be eliminated for Mr. Burney and he will be treated as though he was age 65 at the time of his retirement for purposes of determining the amount of his SERP II benefit. In addition, the Transition Agreement provides that Mr. Burney will remain subject to restrictive covenants related to non-competition and confidentiality pursuant to the terms of his Employment Termination Benefits Agreement, dated December 16, 2003, as amended, with the Company and under the terms of the SERP II.
The foregoing description of the terms of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.
A copy of the press release announcing the retirement of Mr. Burney and the appointment of Ms. Hedges is attached herewith as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.

Exhibit	Description
10.1	Transition and Retirement Agreement dated October 11, 2024, by and between David C. Burney and the Company
99.1	Press Release, dated October 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astronics Corporation

Dated:	October 15, 2024	By:	/s/ David C. Burney
		Name:	David C. Burney
Executive Vice President and Chief Financial Officer